Exhibit 99.1

Femasys Inc. Announces Financial Results for the Year Ended December 31, 2022 and Provides Corporate Update

- 2022 was a landmark year for women in the U.S. due to the overturn of Roe v. Wade which underscored the importance of potential reproductive health options like Femasys’ FemBloc® for permanent birth control and FemaSeed® for infertility

- The commercial launches of FemCathTM and FemCerv® broaden options for women while Femasys continues advancing development of its lead clinical programs FemBloc and FemaSeed®

ATLANTA, March 30, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the year ended December 31, 2022 and provided a corporate update.

“This past year was a watershed moment for women in the United States with the overturn of the landmark Roe v. Wade case by the U.S. Supreme Court,” stated Kathy Lee-Sepsick, founder, president and chief executive officer. “The Court’s decision made us more determined than ever to bring our novel permanent birth control solution, FemBloc® and infertility solution, FemaSeed®, to women in the U.S. and around the world.  The excitement about our FemBloc and FemaSeed programs was palpable during our recent participation in a panel at the South by Southwest conference where the impact of the Dobbs decision on reproductive health was discussed.  With the recent challenges and unmet needs that are highly apparent in women’s health, we are both energized and inspired in the new year as we become closer to providing safe and affordable alternatives for women worldwide throughout the spectrum of reproduction.”

2022 and Recent Corporate Highlights

Operational and Leadership

•
In January 2022, Wendy Perrow joined as a new board member. Ms. Perrow brings decades of experience in the life sciences industry related to company-building, fundraising, corporate strategy, business and product development, regulatory, manufacturing and marketing in the life sciences.

•
In February, Dov Elefant was appointed to chief financial officer (CFO). Mr. Elefant brings 25 years of financial management experience at both public and private biopharmaceutical companies. Mr. Elefant has a proven record as a senior level global financial expert with financial reporting, fundraising, and mergers and acquisitions expertise.

•
In July, Charles Larsen, a current member of Femasys’ board of directors, was appointed to the role of non-executive Chair of the Board of Directors, replacing Ms. Kathy Lee-Sepsick. Mr. Larsen has served as a member of Femasys’ board of directors since October 2015.

•
In October, Femasys announced the appointment of Christine Thomas, RAC, as senior vice president of regulatory and clinical affairs, leading all regulatory and clinical efforts for the FemBloc® and FemaSeed® clinical programs at Femasys. Ms. Thomas brings to Femasys over 20 years of successful leadership in regulatory and clinical affairs to provide guidance in the total product lifecycle including global strategy development and operations.

Fourth Quarter 2022 Highlights and Recent Developments Related to Clinical Programs

FemaSeed®

•
In October, Femasys announced an updated study design for the de novo pivotal trial of FemaSeed, a first-of-its-kind solution in development for the front end of infertility.  The update reflected a revised strategy to address couples experiencing male factor infertility, with the additional goal of facilitating accelerated enrollment.

•	In November, Femasys announced that it completed over 25% of its targeted enrollment (214 patient fertility cycles) in this trial.

FemBloc®

•
In October, Femasys announced enrollment completion for its Stage 2 study of FemBloc, a first-of-its-kind, nonsurgical, in-office solution in development for permanent birth control. The Stage 2 study is a prospective, multi-center, feasibility study (NCT04273594) validating the confirmation test that is required to be performed after FemBloc (Femasys’ ultrasound test with FemChec®) to determine procedure success. The study compared the ultrasound approach to the traditional radiology approach. Femasys intends to continue follow-up for approximately 68 months to monitor the safety of the subjects that underwent the FemBloc procedure.

Fourth Quarter 2022 Highlights and Recent Developments Related to Commercial Programs

FemCath™

•
In December, Femasys announced that its product, FemCath, the first FDA-cleared intrauterine catheter for selective tubal evaluation, became commercially available. FemCath is used in conjunction with Femasys’ FemVue® device for an ultrasound-based diagnostic test as part of an infertility evaluation.  An infertility evaluation is essential prior to any infertility treatment, including with Femasys’ other biomedical solution in development, FemaSeed.

FemCerv®

•
In September, Femasys announced the commercial availability of FemCerv, the first endocervical tissue sampler designed to improve tissue quality and quantity in a relatively pain-free manner that is expected to be an improvement over the existing standard of care. If a woman’s pap smear is abnormal, she generally needs to undergo a colposcopy, which often includes endocervical curettage or taking a tissue sample from the highly sensitive cervical canal. The tools available to collect this tissue are limited and can cause pain, bleeding and extreme discomfort, that can result in an inadequate or contaminated sample. FemCerv can be used in conjunction with colposcopy and is intended to capture and protect a comprehensive 360-degree tissue sample in a relatively pain-free office visit.

o
In December, Femasys reported that it held a promotional launch of FemCerv at the annual meeting of AAGL (formerly known as the meeting of the American Association for Gynecologic Laparoscopists), where the product was very well received by gynecologic physicians and surgeons. The annual AAGL meeting gathers laparoscopic surgeons worldwide dedicated to the research and advancement of minimally invasive gynecologic procedures.

Ms. Lee-Sepsick added, “In addition to the commercial availability of FemCerv and FemCath last year, we’ve made great progress on advancing our lead FemBloc and FemaSeed clinical programs, continuing the momentum into this year. In October of last year, we announced that we were 25% enrolled for the FemaSeed de novo pivotal trial after updating the study design to focus on couples experiencing male factor infertility, an underserved population. After completing enrollment in our Stage 2 study of FemBloc in the fourth quarter of last year, we remain on track to file an investigational device exemption (IDE) with the U.S. Food and Drug Administration for a pivotal trial to support Premarket approval (PMA) for FemBloc.”

Full Year 2022 Financial Results

Research and Development expenses were $5,813,755 for the year ended December 31, 2022 compared to $4,084,304 in the same period of 2021.

The increase was primarily due to increases in compensation and related personnel costs primarily in salaries, fringe benefits and share-based compensation expense due to an increase in headcount, clinical-related costs, professional and outside consultant costs, and other costs all to mainly support our clinical trials.

General and Administrative expenses were $5,430,704 for the year ended December 31, 2022, compared to $4,262,002 for the same period of 2021. The increase was largely due to various additional costs associated with being a public company including an increase in compensation and related personnel costs, facility and other overhead costs mainly for additional directors & officers (D&O) insurance, and professional costs.

Sales increased by $26,529, or 2.2%, to $1,206,218 for the year ended December 31, 2022, compared to $1,179,689 for the year ended December 31, 2021.

Sales and marketing expenses were $558,852 for the year ended December 31, 2022, compared to $208,735 for the year ended December 31, 2021. The net increase was primarily due to an increase in compensation and related personnel costs due to an increase in headcount and sales and marketing costs primarily to promote our FemVue product.

Cost of sales increased to $441,938 for the year ended December 31, 2022, compared to $370,384 for the year ended December 31, 2021.  The increase in cost of sales was mainly due an increase in material costs, production personnel labor and overhead costs applied to our cost of sales compared to the same period last year. As a result, gross margin percentage was 63.4% in 2022 as compared to 68.6% in 2021. We expect to see improvement in our gross margin in the future as we are investing in equipment and tooling which will enable us to reduce labor in certain manufacturing processes and reduce material costs as well.

Net loss was $11,394,170 or $0.96 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the year ended December 31, 2022, compared to $7,537,845, or $1.12 per basic and diluted share attributable to common stockholders, for the year ended December 31, 2021.

Cash and cash equivalents as of December 31, 2022 was $12,961,936. The Company expects, based on its current operating plan, that its existing cash and cash equivalents will be sufficient to fund its ongoing operations into the first quarter of 2024.

About FemaSeed®

FemaSeed is a first-of-its-kind infertility solution in development for directional intrauterine insemination that delivers sperm to the fallopian tube where conception occurs. It is intended to augment natural fertilization and provide a first-line treatment option for infertility.  FemaSeed is designed to be less invasive and more affordable than assisted reproduction, such as in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI).

About FemBloc®

FemBloc is a first-of-its-kind, nonsurgical, non-implant, in-office solution in development for permanent birth control. It is intended to be a safer option for women by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer women a convenient and reliable option for permanent birth control.

In July 2022, Femasys hosted a Key Opinion Leader (KOL) Event with Paul D. Blumenthal, MD, MPH, Professor of Obstetrics and Gynecology at The Stanford University Medical Center to discuss FemBloc. To listen to a replay of this event, please click here.

About FemVue®

FemVue is the first FDA-cleared product that creates natural saline and air contrast and enables safe, reliable, and real time evaluation of the fallopian tubes with ultrasound. When performed with a uterine cavity assessment, a more comprehensive exam can be achieved from the comfort of the GYN’s office.

About FemCath™

FemCath is the first FDA-cleared product that allows for selective evaluation of the fallopian tubes by using in conjunction with the FemVue device.  The ultrasound-based diagnostic test is part of an infertility evaluation, which is essential prior to any infertility treatment, including with our other biomedical solution in development, FemaSeed.

About FemCerv®

FemCerv is the first FDA-cleared endocervical tissue sampler designed to improve tissue quality and quantity in a pain-free manner that is expected to be an improvement over the existing standard of care. FemCerv can be used in conjunction with colposcopy and is intended to capture and protect a comprehensive 360-degree tissue sample in a relatively pain-free office visit.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	December 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$12,961,936	24,783,029
Accounts receivable, net	77,470	84,258
Inventory, net	436,723	208,270
Other current assets	655,362	555,853
Total current assets	14,131,491	25,631,410
Property and equipment, at cost:
Leasehold improvements	1,195,637	1,155,332
Office equipment	99,344	99,344
Furniture and fixtures	419,303	424,947
Machinery and equipment	2,572,243	2,261,793
Construction in progress	413,843	379,713
	4,700,370	4,321,129
Less accumulated depreciation	(3,217,319)	(2,722,117)
Net property and equipment	1,483,051	1,599,012
Long-term assets:
Lease right-of-use assets, net	319,557	665,747
Intangible assets, net of accumulated amortization	3,294	25,093
Other long-term assets	958,177	655,418
Total long-term assets	1,281,028	1,346,258

Total assets	$16,895,570	28,576,680

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)
Liabilities and Stockholders’ Equity	December 31, 2022	December 31, 2021
Current liabilities:
Accounts payable	$510,758	445,522
Accrued expenses	456,714	603,787
Clinical holdback - current portion	45,206	18,947
Note payable – current portion	141,298	181,123
Lease liabilities – current portion	373,833	406,674
Other – current	—	36,037
Total current liabilities	1,527,809	1,692,090
Long-term liabilities:
Clinical holdback - long-term portion	96,658	149,791
Lease liabilities – long-term portion	28,584	402,417
Total long-term liabilities	125,242	552,208
Total liabilities	1,653,051	2,244,298
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized,
11,986,927 shares issued and 11,869,704 outstanding as of
December 31, 2022; and 11,921,388 shares issued
and 11,804,165 outstanding as of December 31, 2021	11,987	11,921
Treasury stock, 117,223 shares	(60,000)	(60,000)
Warrants	567,972	702,492
Additional paid-in-capital	108,857,065	108,418,304
Accumulated deficit	(94,134,505)	(82,740,335)
Total stockholders’ equity	15,242,519	26,332,382

Total liabilities and stockholders' equity	$16,895,570	28,576,680

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)
	December 31, 2022	December 31, 2021
Sales	$1,206,218	1,179,689
Cost of sales	441,938	370,384
Gross margin	764,280	809,305
Operating expenses:
Research and development	5,813,755	4,084,304
Sales and marketing	558,852	208,735
General and administrative	5,430,704	4,262,002
Depreciation and amortization	561,233	591,068
Total operating expenses	12,364,544	9,146,109
Loss from operations	(11,600,264)	(8,336,804)
Other income (expense):
Interest income, net	228,164	3,768
Other income	—	821,515
Interest expense	(13,464)	(19,226)
Other expense	(2,306)	(3,098)
Total other income	212,394	802,959
Loss before income taxes	(11,387,870)	(7,533,845)
Income tax expense	6,300	4,000

Net loss	$(11,394,170)	(7,537,845)

Net loss attributable to common stockholders, basic and diluted	$(11,394,170)	(7,537,845)

Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	(1.12)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,815,019	6,712,028

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of products and product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s products currently marketed in the United States, include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath™, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling. To learn more, visit www.femasys.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” ”hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com